Exhibit 4.33.4

DATED 13th of April 2011

AMENDMENT AGREEMENT

between

CEMEX, S.A.B. de C.V.

acting for itself and as agent on behalf of each Obligor

and

CITIBANK INTERNATIONAL PLC

acting for itself and as Administrative Agent on behalf of the Finance Parties

RELATING TO THE FINANCING AGREEMENT

DATED 14 AUGUST 2009 (as amended on 1

December 2009, 18 March 2010 and 25 October

2010)

THIS AGREEMENT is dated 13 April 2011 and made between:

(1)	CEMEX, S.A.B. de C.V. (the “Parent”) (for itself, and in accordance with Clauses 34.7 and 38.1(c) of the Financing Agreement, on behalf of each Obligor); and

(2)	CITIBANK INTERNATIONAL PLC, for itself and as administrative agent of the Finance Parties under the Financing Agreement (the “Administrative Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Financing Agreement” means the financing agreement dated 14 August 2009 and made between (amongst others) (1) CEMEX, S.A.B. de C.V.; (2) the financial institutions and noteholders named therein in their capacity as Participating Creditors; (3) Citibank International PLC, acting as Administrative Agent; and (4) Wilmington Trust (London) Limited, acting as Security Agent, as amended on 1 December 2009, 18 March 2010 and 25 October 2010.

1.2	Incorporation of defined terms

(A)	Unless a contrary indication appears, a term defined in the Financing Agreement has the same meaning in this Agreement.

(B)	The principles of construction set out in the Financing Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a “Clause” or a “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

1.4	Third party rights

Except as otherwise expressly provided in a Finance Document, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5	Designation

In accordance with the Financing Agreement, the Parent and the Administrative Agent designate this Agreement as a New Finance Document.

2.	AMENDMENT

With effect from the date of this Agreement, the Financing Agreement shall be amended as set out in Schedule 1 (Amendments to Financing Agreement) to this Agreement.

3.	REPRESENTATIONS

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of this Agreement.

4.	CONTINUITY, GUARANTEE CONFIRMATION, NO NOVATION AND FURTHER ASSURANCE

4.1	Continuing obligations

The provisions of the Financing Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

4.2	Guarantee confirmation

The Parent (acting on behalf of each of the Guarantors) hereby confirms for the benefit of the Finance Parties that, notwithstanding any amendments which may be made to the Financing Agreement pursuant to this Agreement, the guarantee and indemnity obligations undertaken by each of the Guarantors pursuant to Clause 20 (Guarantee and Indemnity) of the Financing Agreement shall remain in full force and effect.

4.3	No novation

The amendment of the Financing Agreement does not constitute a novation of the obligations of the parties thereto.

4.4	Further assurance

The Parent shall, at the request of the Administrative Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

5.	COSTS AND EXPENSES

The Parent shall within fifteen days of receipt of demand pay (or procure to be paid) the Administrative Agent the amount of all legal fees reasonably incurred by the Administrative Agent in connection with the negotiation, preparation, printing and execution of this Agreement.

6.	CONSENT OF THE MAJORITY PARTICIPATING CREDITORS

Pursuant to Clause 38.1 (Amendments and waivers) of the Financing Agreement, the Administrative Agent, by its signature to this Agreement, hereby confirms that it has received the consent to the amendments to the Financing Agreement as set out in

Clause 2 (Amendment) of the Majority Participating Creditors and has been authorised by them to execute this Agreement on their behalf.

7.	MISCELLANEOUS

7.1	Incorporation of terms

The provisions of Clause 34 (Notices), Clause 36 (Partial Invalidity), Clause 37 (Remedies and Waivers) and Clause 41 (Enforcement) of the Financing Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” or “the New Finance Documents” or “any New Finance Document” are references to this Agreement.

7.2	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

8.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by English law.

SCHEDULE 1

AMENDMENTS TO FINANCING AGREEMENT

Amendment to Clause 1.1 (Definitions)

(I)	Sub-paragraph (b) of the definition of Debt Reduction Satisfaction Date be amended as follows:

“(b)	the amount of Consolidated Funded Debt is at least US$1,000,000,000 (or its equivalent in any other currency) lower than the level of Consolidated Funded Debt as at 30 September, 2010. For the avoidance of doubt, when used in this sub-paragraph, Consolidated Funded Debt shall not include any Relevant Convertible/Exchangeable Obligations.”

Amendments to Clause 13 (Mandatory Prepayment)

(I)	The definition of CB Reserve Shortfall in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended as follows:

““CB Reserve Shortfall” means at any time, for a particular Relevant Prepayment Period, an amount equal to the lower of:

(i)	the aggregate amount of (A) any voluntary prepayments made to Participating Creditors pursuant to Clause 12.2 (Voluntary prepayment of Exposures) from proceeds standing to the credit of the CB Reserve in that Relevant Prepayment Period and (B) the 2012 CB Amount; and

(ii)	the principal amount of any Relevant Existing Financial Indebtedness then outstanding in that Relevant Prepayment Period.”

(II)	The definition of Relevant Prepayment Period in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow) shall be amended as follows:

““Relevant Prepayment Period” means the period commencing on the date of receipt of the proceeds of a Permitted Fundraising by a member of the Group and ending on the later of:

(a)	the date falling 364 days thereafter; and

(b)	the 2012 CB Maturity Date.”

(III)	The following new definitions shall be inserted in alphabetical order in paragraph (a) of Clause 13.1 (Disposal, Permitted Fundraising and Permitted Securitisation Proceeds and Excess Cashflow):

““2012 CB Amount” means an aggregate amount equal to the Relevant Existing Financial Indebtedness maturing on or prior to the 2012 CB Maturity Date.”

““2012 CB Maturity Date” means the final maturity date of the Relevant Existing Financial Indebtedness maturing in September, 2012 (being 21 September, 2012).”

““New Equity Securities” means

(i)	the US$977.5 million aggregate principal amount of 3.25% convertible subordinated notes due 2016, including US$177.5 million notes issued pursuant to an over-allotment option in connection with those subordinated notes due 2016; and

(ii)	US$690 million aggregate principal amount of 3.75% convertible subordinated notes due 2018, including US$90 million notes issued pursuant to an over-allotment option in connection with those subordinated notes due 2018, in each case, issued on 15 March 2011 by the Parent.”

(IV)	Paragraph (b) of Clause 13.3 (Mandatory prepayments: Certificados Bursátiles Reserve) shall be amended as follows:

“In accordance with Clause 12.2 (Voluntary prepayment of Exposures), a Borrower may, subject to giving requisite notice required under that Clause, prepay the whole or any part of the Exposures of Participating Creditors under the Facilities. If, during a Relevant Prepayment Period, any amounts designated to the CB Reserve in accordance with paragraph (a) above are applied to voluntarily prepay the Exposures of Participating Creditors pursuant to Clause 12.2 (Voluntary prepayment of Exposures) or any amounts are utilised to prepay the Exposures of Participating Creditors from any net proceeds of the issuance of the New Equity Securities or any Permitted Fundraisings occurring after the date of issuance of the New Equity Securities, the Parent may apply any CB Cash Replenishment Amount and/or CB Disposal Proceeds Replenishment Amount to replenish the CB Reserve up to an amount equal to the relevant CB Reserve Shortfall.”

SIGNATURES

The Parent

CEMEX, S.A.B. de C.V. (for itself and as agent on behalf of each Obligor)

By: /s/ Agustín Blanco

The Administrative Agent

CITIBANK INTERNATIONAL PLC (for itself and as agent on behalf of the Finance Parties)

By: /s/ Raya Brody